Exhibit 3.1

CERTIFICATE OF CONVERSION

OF

CLEARSIGN TECHNOLOGIES CORPORATION

(a Washington corporation)

to

CLEARSIGN TECHNOLOGIES CORPORATION

(a Delaware corporation)

_______________________________________

Pursuant to Section 265 of the Delaware General Corporation Law

1)	The jurisdiction where the non-Delaware Corporation first formed is: Washington.

2)	The jurisdiction immediately prior to filing this Certificate of Conversion is: Washington.

3)	The date the non-Delaware Corporation first formed is: January 23, 2008.

4)	The name of the non-Delaware Corporation immediately prior to filing this Certificate of Conversion is: ClearSign Technologies Corporation.

5)	The name of the Corporation as set forth in the attached Certificate of Incorporation is: ClearSign Technologies Corporation.

IN WITNESS WHEREOF, the undersigned, being duly authorized to sign on behalf of the converting non-Delaware Corporation has executed this Certificate of Conversion on the 14th day of June, 2023.

CLEARSIGN TECHNOLOGIES CORPORATION,
a Washington corporation

By:	/s/ Colin James Deller
Name:	Colin James Deller
Title:	Chief Executive Officer